Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-163204) on Form S-1 of our reports dated March 31, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for convertible debt instruments discussed in Note 4, as to which the date is September 28, 2009, relating to the financial statements, the financial statement schedules and the effectiveness of internal control over financial reporting, which appear in Conseco, Inc.’s Current Report on Form 8-K dated October 13, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Indianapolis, Indiana
December 11, 2009